Exhibit 10.32
BIOSANTE PHARMACEUTICALS, INC.
DESCRIPTION OF EXECUTIVE OFFICER
COMPENSATION ARRANGEMENTS
BioSante Pharmaceuticals, Inc. has entered into employment agreements with each of its executive officers, copies of which agreements have been filed with the Securities and Exchange Commission, as exhibits to BioSante’s annual report on Form 10-K. The following is a description of oral amendments to those employment agreements or additional oral compensation arrangements between BioSante and the following executive officers of BioSante:

Name of Executive		Base	Bonus	Stock
Officer	Title	Salary	Arrangements	Options	Other
Stephen M. Simes	Vice Chairman, President and Chief Executive Officer	$417,640 per year.	$256,100 for the year ended December 31, 2007, one-half paid in January 2008 and the remaining one-half to be paid on December 31, 2008 so long as Mr. Simes is still employed by BioSante as of such date, or earlier upon a change in control of BioSante or if Mr. Simes is terminated without cause.	Options to purchase shares of BioSante common stock may be granted from time to time in the sole discretion of the board of directors of BioSante.
On January 15, 2008, the BioSante board of directors granted Mr. Simes an option to purchase 100,000 shares of BioSante common stock at an exercise price of $3.995 per share.	Under the BioSante Pharmaceuticals, Inc. 401(k) Savings Plan, participants, including executive officers, may voluntarily request that BioSante reduce pre-tax compensation by up to 100% (subject to certain special limitations) and contribute such amounts to a trust. BioSante contributed an amount equal to 50% of the amount that each participant contributed under this plan.

Executive officers receive other benefits received by other BioSante employees, including health, dental and life insurance benefits. Executive officers also receive an auto allowance.

Mr. Simes also receives reimbursement for excess long-term disability and excess life insurance premiums and taxes associated with the premiums.

Phillip B. Donenberg	Chief Financial Officer, Treasurer and Secretary	$232,140 per year.	$87,600 for the year ended December 31, 2007, one-half paid in January 2008 and the remaining one-half to be paid on December 31, 2008 so long as Mr. Donenberg is still employed by BioSante as of such date, or earlier upon a change in control of BioSante or if Mr. Donenberg is terminated without cause.	Options to purchase shares of BioSante common stock may be granted from time to time in the sole discretion of the board of directors of BioSante.
On January 15, 2008, the BioSante board of directors granted Mr. Donenberg an option to purchase 60,000 shares of BioSante common stock at an exercise price of $3.995 per share.	Under the BioSante Pharmaceuticals, Inc. 401(k) Savings Plan, participants, including executive officers, may voluntarily request that BioSante reduce pre-tax compensation by up to 100% (subject to certain special limitations) and contribute such amounts to a trust. BioSante contributed an amount equal to 50% of the amount that each participant contributed under this plan.

Executive officers receive other benefits received by other BioSante employees, including health, dental and life insurance benefits. Executive officers also receive an auto allowance.